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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE


EVI ANNOUNCES SECOND QUARTER RESULTS


July 18, 1996, Houston, Texas - Energy Ventures, Inc. (NYSE-EVI) today announced income from continuing operations of $5,794,000, or $.31 per share, on revenues of $119,886,000 for the second quarter of 1996 compared to income from continuing operations of $1,753,000, or $.14 per share, on revenues of $79,747,000 for the second quarter of 1995. Income from continuing operations for the six months ended June 30, 1996 was $10,141,000, or $.55 per share, on revenues of $229,928,000 compared to income from continuing operations of $3,384,000, or $.27 per share, on revenues of $152,407,000 for the six months ended June 30, 1995.

Operating income for the quarter and six months ended June 30, 1996 was $12,991,000 and $23,761,000, respectively, compared to $6,887,000 and
$13,541,000, respectively, for the quarter and six months ended June 30, 1995.

Operating income at the Company's tubular division increased to $9,954,000 in the second quarter of 1996 from $2,670,000 in the second quarter of 1995. The increases in operating income at the tubular division reflected an increase in shipments of drill pipe from 33,000 joints sold in the second quarter of 1995 to 52,000 joints sold in the second quarter of 1996. Second quarter results also reflected substantially higher sales of premium tubulars due to improved market conditions and the Company's 1996 second quarter acquisition of ENERPRO International. Sales of premium tubulars at this division are continuing to increase due to higher offshore drilling activity. The premium tubular market has historically followed changes in offshore drilling activity with a lag of approximately twelve months. Production has recently begun at the Oil Country Tubular Limited manufacturing facility in India. The Company currently expects that the facility will reach planned production levels by the first quarter of 1997. The backlog for the Indian plant at June 30, 1996, was approximately $50 million. Including India, the total backlog at the tubular division was approximately $150 million at June 30, 1996.

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Operating income at the Company's artificial lift and completion tool division improved modestly to $2,007,000 in the second quarter of 1996 from $1,905,000 in the second quarter of 1995. Results at this division are continuing to improve through increased international sales and reduced selling, general and administrative expenses following the first quarter sale of the division's U.S. store system.

Operating income at the Company's contract drilling division was $2,706,000 in the second quarter of 1996 versus $3,660,000 in the second quarter of 1995. Improved results at the division's domestic and Nigerian operations were offset by amortization of startup costs associated with its operations in Argentina which began in July, 1995, and lower utilization of the division's rigs in Peru.

During the second quarter of 1996, the Company replaced its existing $60 million credit facility with a three year $120 million working capital line of credit. Borrowing costs under the new facility are currently approximately 2.5% per annum lower than rates under the prior facility. The early termination of the $60 million facility resulted in an after-tax extraordinary charge of $731,000, or $.04 per share, in the second quarter of 1996.

EVI is an international oilfield service and equipment company with manufacturing and rig operations in nine countries. The Company manufactures drill pipe and premium tubulars, production equipment and provides rig contracting services.

Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8400
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                            ENERGY VENTURES, INC.
               CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                     (In 000's Except Per Share Amounts)
                                 (Unaudited)

                                                Three Months Ended                             Six Months Ended
                                                      June 30,                                      June 30,
                                        ------------------------------------        ---------------------------------------
                                              1996                  1995                   1996                   1995
                                        ---------------       --------------        ----------------        ---------------
Net Revenues                            $      119,886       $       79,747         $       229,928         $      152,407
                                        ===============       ==============        ================        ===============
Operating Income                        $       12,991        $        6,887        $        23,761         $       13,541

Other Income (Expense):
   Other, Net                                      334                    52                    223                     (7)
   Interest Expense, Net                        (4,409)               (4,196)                (8,382)                (8,161)
                                        ---------------       --------------        ----------------        ---------------
Income Before Income Taxes                       8,916                 2,743                 15,602                  5,373
Provision for Income Taxes                       3,122                   990                  5,461                  1,989
                                        ---------------       --------------        ----------------        ---------------
Income Before Extraordinary Charge               5,794                 1,753                 10,141                  3,384
Extraordinary Charge, Net of Taxes                (731)                   --                   (731)                    --
                                        ---------------       --------------        ----------------        ---------------
Net Income                              $        5,063        $        1,753        $         9,410         $        3,384
                                        ===============       ==============        ================        ===============

Earnings Per Share:
   Income Before Extraordinary Charge   $         0.31        $         0.14        $          0.55         $         0.27
   Extraordinary Charge                          (0.04)                   --                  (0.04)                    --
                                        ---------------       --------------        ----------------        ---------------
   Net Income Per Share                 $         0.27        $         0.14        $          0.51         $         0.27
                                        ===============       ==============        ================        ===============

Weighted Average Shares Outstanding             18,628                12,684                 18,525                 12,672
                                        ===============       ==============        ================        ===============
